Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4, of our report dated April 13, 2023, except for the effects of the restatement disclosed in Note 2 and Note 8, as to which the date is May 22, 2023 (which includes an explanatory paragraph relating to 10X Capital Venture Acquisition Corp. III’s ability to continue as a going concern), relating to the financial statements of 10X Capital Venture Acquisition Corp. III, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 13, 2023